Exhibit 3

Appendix 3E

Daily share buy-back notice

Rule 3.8A

Appendix 3E

Daily share buy-back notice

(except minimum holding buy-back and

selective buy-back)

Information and documents given to ASX become ASX’s property and may be made public.

Introduced 1/9/99.  Origin: rule 3.6, Appendix 7C.  Amended 30/9/2001.

Name of Entity			ABN
RINKER GROUP LIMITED			53 003 433 118

We (the entity) give ASX the following information.

Information about buy-back

1	Type of buy-back	On-market

2	Date Appendix 3C was given to ASX	12 May 2005

Total of all shares bought back, or in relation to which acceptances have been received, before, and on, previous day

		Before previous day	Previous day

3	Number of shares bought
	back or if buy-back is an	26,103,823	100,000
	equal access scheme, in
	relation to which acceptances
	have been received

4	Total consideration paid or payable
	for the shares	$392,207,233	$1,754,917

+ See chapter 19 for defined terms.

30/09/2001

Appendix 3E

Daily share buy-back notice

		Before previous day		Previous day

5	If buy-back is an on-market buy-back
		highest price paid:	$17.81	highest price paid:	$17.68
		date:	28-Feb-06

		lowest price paid:	$12.56	lowest price paid:	$17.40
		date:	6-Jun-05
highest price allowed
				under rule 7.33:	$18.5955
Participation by directors

6	Deleted 30/9/2001.

How many shares may still be bought back?

7	If the company has disclosed an
	intention to buy back a maximum	66,796,177
number of shares - the remaining
number of shares to be bought back

Compliance statement

1.	The company is in compliance with all Corporations Law requirements relevant to this buy-back.

2.	There is no information that the listing rules require to be disclosed that has not already been disclosed, or is not contained in, or attached to, this form.

Sign here:			Date:	1/3/06
(Company Secretary)

Print name:		Peter Abraham

+ See chapter 19 for defined terms.

30/09/2001